As filed with the Securities and Exchange Commission on December 19, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL SIGNAL INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0652634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 North Cattlemen Road
Suite 300
Sarasota, Florida 34232-6427
(941) 364-8886

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey A. Klopf, Esq.
Executive Vice President, General Counsel and Secretary
Global Signal Inc.
301 North Cattlemen Road
Suite 300
Sarasota, Florida 34232-6427
(941) 364-8886

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joseph A. Coco, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by a Lender only in the event of a foreclosure.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,202,959	$43.54	$226,536,834.86	$24,239.44

(1)	Represents 4,705,883 shares pledged by FIT GSL LLC and 497,076 shares pledged by Fortress Registered Investment Trust as collateral for a loan. These shares may be offered from time to time by the lenders to whom the shares are pledged, only in the event the applicable borrower or pledging stockholder defaults under the applicable credit agreement. In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average high and low prices of the common stock on December 15, 2005, as reported by the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2005

PROSPECTUS

5,202,959 Shares

GLOBAL SIGNAL INC.

Common Stock

This prospectus relates to 5,202,959 shares of Common Stock, par value $0.01, that are currently pledged as collateral to certain lenders named herein and may be sold from time to time by such a lender only in the event of a foreclosure upon such shares.

As of the date of this prospectus, 4,705,883 of the shares of common stock covered by this prospectus are held by FIT GSL LLC (‘‘FIT GSL’’), and 497,076 of the shares of common stock covered by this prospectus are held by Fortress Registered Investment Trust (‘‘FRIT,’’ and together with FIT GSL, the ‘‘Fortress Entities’’), each an affiliate of our largest stockholder. All of such shares are pledged as collateral for loans from Deutsche Bank AG London Branch (together with its assignees, the ‘‘Lenders’’), pursuant to certain credit agreements, each dated as of December 9, 2005 (each a ‘‘Credit Agreement’’ and together the ‘‘Credit Agreements’’). The Credit Agreements replace a previous credit agreement under which an affiliate of the Fortress Entities, FRIT PINN LLC, had pledged 19,162,248 shares of our common stock. These 19,162,248 shares are now pledged pursuant to the Credit Agreements but are not covered by this prospectus. They are covered by a prospectus we filed on June 6, 2005 with the Securities and Exchange Commission with another registration statement on Form S-3 (No. 333-125577).

The Lenders are not currently stockholders with respect to the shares of common stock covered by this prospectus. The Fortress Entities may not offer their shares pursuant to this prospectus. In the event of a default by the applicable Fortress Entity under the Credit Agreement to which it is a party, the applicable Lender thereunder may foreclose upon any and all shares of common stock pledged to them. After a foreclosure, the applicable Lender may sell the foreclosed shares of common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section ‘‘Plan of Distribution’’ beginning on page 26 of this prospectus. We cannot assure you that the Lenders will sell all or any portion of the common stock offered under this prospectus. We have filed the registration statement on Form S-3, of which this prospectus forms a part, pursuant to a demand made by the Fortress Entities in accordance with the Amended and Restated Investor Agreement, dated as of March 31, 2004, by and among us, Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P., and its related partnerships named therein, and Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein. We will not receive any of the proceeds from the sale of these shares of our common stock by the Lenders. We will bear all costs, fees and expenses incurred in connection with the registration of all shares registered hereby.

Investing in our securities involves risks. You should read the section entitled ‘‘Risk Factors’’ beginning on page 5 before buying our common stock.

Our common stock is listed on the New York Stock Exchange under the trading symbol ‘‘GSL.’’

We are organized and conduct our operations to qualify as a real estate investment trust, or a REIT, for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our amended and restated certificate of incorporation and amended and restated bylaws contain certain restrictions relating to the ownership and transfer of our common stock, including a 9.9% ownership limit unless otherwise approved by our board of directors.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is

Unless otherwise stated or the context otherwise requires, references in this prospectus to ‘‘GSL,’’ ‘‘Global Signal,’’ ‘‘the company,’’ ‘‘we,’’ ‘‘our,’’ and ‘‘us’’ refer to Global Signal Inc. and its direct and indirect subsidiaries.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the ‘‘SEC’’) using a ‘‘shelf’’ registration process. Under this shelf process, the Lenders may, in the event of default and foreclosure under the Credit Agreements, as described in the section ‘‘Selling Stockholders’’ beginning on page 26 of this prospectus, offer from time to time up to an aggregate of 5,202,959 shares of our common stock in one or more offerings. You should read this prospectus together with additional information described under the heading ‘‘Where You Can Find More Information.’’

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Lenders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange, or NYSE, under the trading symbol ‘‘GSL.’’ Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.gsignal.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

The SEC allows ‘‘incorporation by reference’’ into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have already filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005;

•	Proxy Statement on Schedule 14A for our May 17, 2005 annual meeting of stockholders;

•	Current Reports on Form 8-K filed on January 12, 2005, February 14, 2005, February 16, 2005, February 17, 2005, February 18, 2005, March 10, 2005, March 16, 2005, March 22, 2005 and April 18, 2005, April 28, 2005, May 5, 2005, May 10, 2005, May 19, 2005, May 27, 2005, June 7, 2005, August 24, 2005, September 16, 2005, November 17, 2005, December 12, 2005, December 15, 2005, and December 19, 2005 (except any materials only ‘‘furnished’’ to the Commission);

•	Current Reports on Form 8-K/A filed on January 12, 2005, June 3, 2005, and June 6, 2005;

•	The information contained under Item 4.02 of the Current Report on Form 8-K filed on March 3, 2005; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act), on May 4, 2004.

Whenever after the date of this prospectus, and before the termination of the offering of the securities made under this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus from the time they are filed. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to Global Signal Inc., Attn: Secretary, 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232, 941-364-8886.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements which are subject to various risks and uncertainties, including, but not necessarily limited to, statements relating to our ability to deploy capital, close accretive acquisitions, close dispositions of under-performing sites, close acquisitions under letters of intent and purchase agreements, anticipate, manage and address industry trends and their effect on our business, the rate and timing of the deployment of new radio communications systems and equipment by governmental customers, whether our current or prospective tenants who are analog television broadcasters install new equipment at our sites, whether we successfully address other future technological changes in the wireless industry, pay or grow dividends, generate growth organically or through acquisitions, secure financing, and increase revenues and/or earnings, add telephony tenants and statements relating to the integration of and final costs of the Sprint transaction (including fees and expenses), the incremental costs of operating the Sprint sites, and how the proceeds of future financings will be used. Forward-looking statements are generally identifiable by use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘potential,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘endeavor,’’ ‘‘seek,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘overestimate,’’ ‘‘underestimate,’’ ‘‘believe,’’ ‘‘could,’’ ‘‘would,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘continue’’ or other similar words or expressions. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, failure to successfully and efficiently integrate the Sprint transaction into our operations, difficulties in acquiring towers at attractive prices, or at all, or integrating acquisitions with our operations, failure to generate additional cash flow from operational activities to pay or grant dividends, the reduced likelihood of closing a transaction which is at a letter of intent stage as opposed to one which is subject to a purchase agreement, a decrease in the demand for our communications sites and our ability to attract additional tenants, the economies, real estate markets and wireless communications industries in the regions where our sites are located, consolidation in the wireless industry, changes to the regulations governing wireless services, the creditworthiness of our tenants, customer concentration and the loss of one or more of our major customers, the terms of our leases, integration of new software systems and software enhancements, our ability to compete, competing technologies, equipment and software developments, our ability to modify our towers, our ability to add additional tenants, our ability to obtain credit facilities or mortgage loans on favorable terms, our failure to comply with federal, state and local laws and regulations and changes in the law, our failure to comply with environmental laws, our ability to conduct our business effectively, secure financing and generate revenues, the termination of site management agreements, disasters and other unforeseen events, the demonstrated or perceived negative health effects from our towers or other tenants' equipment on our towers, our ability to qualify as a REIT, REIT distributions requirements and the stock ownership limit imposed by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ significantly from those contained in any forward-looking statement. Such forward-looking statements speak only as of the date of this prospectus, and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

GLOBAL SIGNAL INC.

Global Signal, formerly known as Pinnacle Holdings Inc., is one of the largest wireless communications tower owners in the United States, based on the number of towers owned. On June 2, 2004, we completed our initial public offering through the issuance of 8,050,000 shares of our common stock at $18.00 per share of common stock. On May 26, 2005, we, Sprint Corporation (a predecessor of Sprint Nextel Corporation), or Sprint, and certain Sprint subsidiaries consummated an agreement whereby we are leasing or otherwise operating approximately 6,600 wireless communications tower sites and the related towers and assets. The consummation of the Sprint transaction has substantially increased the size and scope of our operations. As of September 30, 2005, we owned, managed or leased approximately 11,000 communications sites, and we believe we are the third largest wireless communications tower operator in North America based on number of towers owned, managed or leased.

For the year ended December 31, 2004, and the nine months ended September 30, 2005, substantially all of our revenues came from our ownership, leasing and management of communications towers and other communications sites. Our customers include a wide variety of wireless service providers, government agencies, operators of private networks and broadcasters. These customers operate networks from our communications sites and provide wireless telephony, mobile radio, paging, broadcast and data services. As of September 30, 2005, we had an aggregate of more than 26,000 leases on our communications sites with over 2,000 customers. We are organized as a real estate investment trust, or REIT, and as such are required to distribute at least 90% of our taxable income to our stockholders.

We were incorporated in the State of Delaware in 2002. Our predecessor company was incorporated in the State of Delaware in 1995. Our principal executive offices are located at 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232. Our telephone number is (941) 364-8886. Our website address is www.gsignal.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors set forth in this prospectus, the accompanying prospectus supplement and the reports that we file with the SEC, together with the other information we include or incorporate by reference in this prospectus and any prospectus supplement, before buying any of the securities offered hereby. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under ‘‘Cautionary Statement Regarding Forward-Looking Statements.’’

Risks Relating to Our Business

We emerged from Chapter 11 bankruptcy reorganization in November 2002, have a history of losses and do not expect to have positive net income.

We emerged from Chapter 11 bankruptcy reorganization in November 2002, have a history of losses and do not expect to have positive net income in the future due to the increased interest expense and non-cash depreciation, amortization and accretion that we have incurred or are generating in connection with the Sprint transaction and its financing. Prior to our emergence from bankruptcy, we were unable to meet our financial obligations due primarily to (1) our highly leveraged capital structure, (2) the non-strategic acquisition of assets we have subsequently disposed of that were unrelated to our core tower business and (3) the inability of our former management to efficiently integrate and manage our communications sites. To a lesser extent, we were unable to meet our financial obligations due to the reduced amount of capital spending by wireless carriers on their networks in 2001 and 2002. Prior to our reorganization, we incurred net losses of approximately $448.2 million in 2001 and $124.3 million in 2000. In accordance with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, we adopted fresh start accounting as of November 1, 2002 and our emergence from Chapter 11 resulted in a new reporting entity. Under fresh start accounting, the reorganization value of the entity is allocated to the entity's assets based on fair values, and liabilities are stated at the present value of amounts to be paid determined at appropriate current interest rates. The effective date was considered to be the close of business on November 1, 2002 for financial reporting purposes. The periods presented prior to November 1, 2002 have been designated ‘‘predecessor company’’ and the periods starting on November 1, 2002 have been designated ‘‘successor company.’’ As a result of the implementation of fresh start accounting as of November 1, 2002, our financial statements after that date are not comparable to our financial statements for prior periods because of the differences in the basis of accounting and the debt and equity structure for the predecessor company and the successor company. The more significant effects of the differences in the basis of accounting on the successor company's financial statements are (1) lower depreciation and amortization expense as a result of the revaluation of our long-lived assets downward by $357.2 million through the application of fresh start accounting, and (2) lower interest expense in the periods immediately following our reorganization as a result of the discharge of $404.8 million of debt upon our emergence from bankruptcy.

On May 26, 2005, we closed an agreement with Sprint under which we have the exclusive right to lease or operate approximately 6,600 wireless communications towers and related assets of Sprint for a period of 32 years for which we have paid an upfront rental payment of approximately $1.2 billion. We have accounted for the Sprint transaction as a capital lease and allocated the upfront rental payment to the leased assets (primarily towers and identifiable intangible assets) based on their fair market values similar to an acquisition of tower assets. We will depreciate and amortize the tangible and intangible assets over their estimated useful lives and as a result we have incurred and will continue to incur significant additional depreciation, amortization and accretion expense. We also financed the Sprint transaction in part with borrowings under an $850.0 million bridge loan which has resulted and will continue to result in significant additional interest expense. We also have incurred and expect to continue incur significant integration costs and additional selling, general and administrative expenses. Because of the significant interest expense, depreciation, amortization, accretion, integration costs and selling, general and administrative expenses, we have incurred and expect to incur in connection with the Sprint transaction, we expect to generate net losses in future periods.

For the nine months ended September 30, 2005 and the year ended December 31, 2004, we generated net income (loss) from continuing operations of $(20.6) million and $6.9 million, respectively. However, on a pro forma basis as adjusted, after giving effect to the Sprint transaction and five other acquisitions of towers from Lattice Communications, Didier Communications, Towers of Texas Inc., ForeSite Towers, LLC and certain affiliates of Triton PCS Holdings, Inc. ("Triton PCS") all of which have been consummated except for the Triton acquisition (as to which we have closed on 160 of the 169 wireless communication sites contracted for), for the year ended December 31, 2004, we would have incurred a net loss from continuing operations of $66.1 million.

You may not be able to compare our historical financial information to our current financial information, which will make it more difficult to evaluate an investment in our common stock.

As a result of our emergence from bankruptcy, we are operating our business with a new capital structure, and adopted fresh start accounting prescribed by generally accepted accounting principles in the United States or GAAP. Accordingly, unlike other companies that have not previously filed for bankruptcy protection, our financial condition and results of operations are not comparable to the financial condition and results of operations reflected in our historical financial statements for periods prior to November 1, 2002. Without historical financial statements to compare to our current performance, it may be more difficult for you to assess our future prospects when evaluating an investment in our common stock.

We may encounter difficulties in acquiring towers at attractive prices or integrating acquisitions with our operations, which could limit our revenue growth, increase our selling, general and administrative expenses, and increase our expected net losses.

From the beginning of 2005 through November 1, 2005, we acquired or entered into definitive agreements to acquire 748 communications sites for an aggregate purchase price of approximately $223.9 million, including fees and expenses. These acquisitions include $25.3 million for the purchase of easements and fee simple interests in certain real estate parcels under our towers, which we had previously leased from third parties. Additionally, on May 26, 2005, we closed an agreement with Sprint under which we have the exclusive right to lease or operate approximately 6,600 wireless communications towers and related assets of Sprint for a period of 32 years for which we paid an upfront rental payment of approximately $1.2 billion.

We intend to continue to target strategic tower and tower company acquisitions as opportunities arise. The process of integrating acquired sites into our existing operations may result in unforeseen operating difficulties, divert managerial attention or require significant financial resources. These acquisitions and other future acquisitions may require us to incur additional indebtedness and contingent liabilities, and may result in unforeseen expenses or compliance issues, which may limit our revenue growth, cash flows and our ability to make distributions. In addition, as a result of increased depreciation, amortization and accretion expense and interest expense associated with our acquisitions, we are incurring net losses. For example, in connection with the Sprint transaction we borrowed $850.0 million under a bridge loan with Morgan Stanley Asset Funding Inc. and Bank of America, N.A. We expect to finance other future acquisitions with additional borrowings, which would further increase our interest expense or through the issuance of additional equity, which would dilute the interests of our stockholders. In addition, in anticipation of the closing of the Sprint transaction, on May 9, 2005, we closed an underwritten public offering of 6,325,000 shares of our common stock at $30.70 per share and, on May 26, 2005, we issued $250.0 million of our common stock to our three largest stockholders at a price of $25.50 per share. Moreover, future acquisitions may not generate any additional income or cash flows for us or provide any benefit to our business.

Competition for communication towers has become greater in the last several months, leading sellers to generally demand higher prices, thus reducing the attractiveness of certain possible investments. This increased competition has caused a significant decrease in our acquisition pipeline.

As of September 30, 2005 we had outstanding purchase agreements to acquire 42 communication sites from various sellers for a total estimated purchase price of $32.1 million. This compares to outstanding purchase agreements on 214 sites, excluding Sprint, as of April 29, 2005. Thus, we cannot assure you that we will be able to identify and acquire towers at attractive prices, or at all, in locations that are compatible with our strategy or that competition for the acquisition of towers will not increase further. Finally, when we are able to locate towers and enter into definitive agreements to acquire them, we cannot assure you that the transactions will be completed. Failure to complete transactions after we have entered into definitive agreements may result in significant expenses to us.

A decrease in the demand for our communications sites and our ability to attract additional tenants could negatively impact our financial position.

Our business depends on wireless service providers' demand for communications sites, which in turn, depends on consumer demand for wireless services. A reduction in tenant demand for our communications sites or increased competition for additional tenants could negatively impact our ability to maintain profitability and harm our ability to attract additional tenants. Our wireless service provider customers lease communications site space on our towers based on a number of factors, including the level of demand by consumers for wireless services, the financial condition and access to capital of those providers, the strategy of providers with respect to owning, leasing or sharing communications sites, available spectrum and related infrastructure, competitive pricing, government regulation of communications licenses, and the characteristics of each company's technology and geographic terrain.

To a lesser degree, demand for site space is also dependent on the needs of television and radio broadcasters. Among other things, technological advances, including the development of satellite-delivered radio and television, may reduce the need for tower-based broadcast transmission. Any decrease in the demand for our site space from current levels or in our ability to attract additional customers could negatively impact our financial position and could decrease the value of your investment in our common stock.

Increasingly, transmissions that were previously effected by means of paging and mobile radio technologies have shifted to wireless telephony. As a result, we have experienced, and expect to continue to experience, increases in the percentage of our revenues that are generated from wireless telephony customers. We cannot assure you that the increases in our revenues from wireless telephony customers will offset the reduction in our revenues from paging and mobile radio customers. Some of our towers may not be as attractive to, or suitable for, wireless telephony customers as for our other types of customers, which could negatively impact our financial position.

Failure to successfully and efficiently integrate the Sprint transaction into our operations may adversely affect our operations and financial condition.

Our ability to successfully integrate the Sprint transaction is uncertain. The Sprint transaction is significantly larger than any acquisition we have previously completed. We are leasing more towers from Sprint than the total number of communications sites we operated before closing the Sprint transaction. The integration of the approximately 6,600 Sprint towers into our operations is a significant undertaking and has required and will continue to require significant resources, as well as attention from our management team. To manage the Sprint towers, we have added over 100 additional employees which has added significant labor costs and overhead. In addition, the integration of the Sprint towers into our operations has had and will require significant one-time costs for tasks such as tower visits and audits, and ground and tenant lease verifications. We have incurred $5.4 million of integration costs related to the Sprint transaction during the nine months ended September 30, 2005. Additional integration challenges include:

•	transitioning all data related to the Sprint towers, tenants and landlords to a common information technology system;

•	successfully marketing space on the Sprint towers;

•	successfully transitioning the ground lease rent payment and the tenant billing and collection processes;

•	retaining existing tenants on the Sprint towers;

•	hiring, retaining and integrating talented new employees;

•	incorporating the Sprint towers into our business operations; and

•	maintaining our standards, controls, procedures, and policies.

If we are not able to successfully overcome these integration challenges, we may not achieve the benefits we expect from the Sprint transaction, and our business, financial condition and results of operations will be adversely affected.

Our revenues may be adversely affected by the economies, real estate markets and wireless communications industries in the regions where our sites are located.

The revenues generated by our sites could be adversely affected by the conditions of the economies, the real estate markets and the wireless communications industries in regions where our sites are located, changes in governmental rules and fiscal policies, acts of nature including hurricanes (which may result in uninsured or under-insured losses), and other factors particular to the locales of the respective sites. Our sites are located in all 50 states, the District of Columbia, Canada and the United Kingdom.

The economy of any state or region in which a site is located may be adversely affected to a greater degree than that of other areas of the country by developments affecting industries concentrated in such state or region. To the extent that general economic or other relevant conditions in states or regions, in which sites representing significant portions of our revenues are located, decline or result in a decrease in demand for wireless communications services in the region, our revenues from such sites may be adversely affected. For example, our sites in Florida and Georgia together accounted for approximately 18% of our revenues for the nine months ended September 30, 2005. A deterioration of general economic or other relevant conditions in those states could result in a decrease in the demand for our services and a decrease in our revenues from those markets, which in turn may have an adverse effect on our results of operations and financial condition.

Consolidation in the wireless industry and changes to the regulations governing wireless services could decrease the demand for our sites and may lead to reductions in our revenues.

Various wireless service providers, which are our primary existing and potential customers, could enter into mergers, acquisitions or joint ventures with each other over time. For example, on October 26, 2004, Cingular Wireless merged with AT&T Wireless. On November 16, 2004, Arch Wireless and Metrocall Holdings, Inc. merged to form USA Mobility, Inc. On August 12, 2005, Sprint merged with Nextel Communications, resulting in the creation of Sprint Nextel Corporation. In addition, Sprint Nextel has acquired three Sprint-branded wireless affiliates: U.S. Unwired, Gulf Coast Wireless and IWO Holdings, and recently entered into an agreement to acquire another, Alamosa Holdings. On August 1, 2005, Alltel completed its acquisition of Western Wireless. On October 6, 2005, MCI, the parent of Skytel Corporation, a paging operator, announced that its shareholders had approved a proposed merger with Verizon Communications Inc. Verizon Communications is a joint owner of Verizon Wireless which also operates a paging network. Such consolidations could reduce the size of our customer base and have a negative impact on the demand for our services. In addition, consolidation among our customers is often likely to result in duplicate networks, which could result in network rationalization and impact the revenues at our sites. Recent regulatory developments have made consolidation in the wireless industry easier and more likely.

In November 2002, the Federal Communication Commission's, or FCC's, Spectrum Policy Task Force issued a report containing a number of specific recommendations for spectrum policy reform, including market-oriented spectrum rights, increased access to spectrum and new interference protections. Subsequently, in May and October of 2003 and September of 2004, the FCC adopted and proceeded to implement new rules authorizing wireless radio services holding exclusive licenses to freely lease unused spectrum. Additionally, in November 2003, the FCC made additional spectrum available for unlicensed use. In September 2004, the FCC adopted amendments to its spectrum regulations in order to promote the deployment of spectrum-based services in rural America, allowing carriers to use higher power levels at base stations in certain rural areas. Finally, in August 2004, the FCC took steps to remedy the interference caused by commercial mobile radio services (CMRS) operators on public safety operations in the 800 MHz band and provided for the relocation of various CMRS and private mobile service operators in the 800 and 1900 MHz bands. It is possible that at least some wireless service providers may take advantage of the relaxation of spectrum and ownership limitations and other deregulatory actions of the FCC and consolidate or modify their business operations.

Regarding our broadcast customers, the FCC has assigned a second channel to every eligible television station licensee for the transition from analog to digital signals. In September 2004, the FCC established build-out deadlines for full-power digital television in July 2005 and 2006. Congress mandated that the broadcasters' analog licenses be returned to the FCC upon the transition to digital television, which could come as early as December 31, 2006. This transition is subject to further actions by the FCC and possibly by Congress. The transition to digital television and the end of analog television broadcasting could affect the demand for use of our towers.

Our revenues are dependent on the creditworthiness of our tenants, which could result in uncollectible accounts receivable and the loss of significant customers and anticipated lease revenues.

Our revenues are dependent on the creditworthiness of our tenants and would be adversely affected by the loss, or bankruptcy of or default, by significant tenants. Our tenant leases are generally not guaranteed by the parent companies of our tenants or supported by other credit enhancement and, as a result, we must rely solely on the creditworthiness of our tenants. Many wireless service providers operate with substantial leverage and some of our customers, representing 0.6% and 0.5% of our revenues for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively, are in bankruptcy. Other customers are having financial difficulties due to their declining subscriber bases and/or their inability to access additional capital. If one or more of our major customers experience financial difficulties, it could result in uncollectible accounts receivable and the loss of significant customers and anticipated lease revenues.

We have significant customer concentration and the loss of one or more of our major customers or a reduction in their utilization of our site space could result in a material reduction in our revenues.

Our three largest customers for the three months ended September 30, 2005 represented 59.1% of our revenues for the three months ended September 30, 2005 and our five largest customers for the year ended December 31, 2004 represented 50.0% of our revenues for the year ended December 31, 2004. Our three largest customers for the three months ended September 30, 2005 were Sprint Nextel, Cingular and T-Mobile, which represented 36.8%, 14.6% and 7.7%, respectively, of our revenues. Our five largest customers for the year ended December 31, 2004, were USA Mobility (after giving effect to the Arch Wireless and Metrocall merger), Cingular (after giving effect to its merger with AT&T Wireless), Sprint (after giving effect to its merger with Nextel Communications), Verizon Wireless (after giving effect to its pending merger with MCI) and T-Mobile. These customers represented 15.0%, 12.6%, 11.5%, 6.0% and 4.9%, respectively, of our revenues for the year ended December 31, 2004. On a pro forma basis, after considering the Sprint transaction, our largest customer for the year ended December 31, 2004 would have been Sprint representing 31.1% of our pro forma revenues (without giving effect to its merger with Nextel Communications). These customers operate under multiple lease agreements that have initial terms generally ranging from three to five years and which are renewable, at our customer's option, over multiple renewal periods also generally ranging from three to five years. The Sprint collocation leases entered into as part of the Sprint transaction have an initial period of ten years. One of our primary master tenant leases with USA Mobility, the Arch Lease, expired in May 2005 and we executed a new master tenant lease, effective July 1, 2005, with USA Mobility on terms less favorable to us than the prior lease. Arch Wireless reorganized under Chapter 11 in late 2001 and exited bankruptcy in May 2002 and has significantly reduced its utilization of our sites in recent years. Excluding the Arch Lease, which represented 10.3% of our revenues for the year ended December 31, 2004, approximately 53.1% of our revenues for the year ended December 31, 2004 from these customers were from leases in their initial term, 42.8% were from leases in a renewal period, and 4.1% were from month-to-month leases. The loss of one or more of our major customers or a reduction in their utilization of our site space could result in a material reduction of the utilization of our site space and in our revenues.

We have had material weaknesses in our internal controls and these may not have been remedied, or other internal control weaknesses could exist.

Primarily due to our recent restatement of our previously issued financial statements due to the changes in lease accounting affecting all tower companies and many other public companies, in March of 2005 we received a letter from our independent registered public accounting firm, as part of their audit of our 2004 financial statements, setting forth a ‘‘material weakness’’ related to the design or operation of the internal control components over our accounting for leases and depreciation of leasehold improvements for our fiscal year ended December 31, 2004. While we were not required to obtain an attestation with regard to our internal controls over financial reporting as of December 31, 2004, as set forth in section 404 of the Sarbanes Oxley Act of 2002, we believe this would have been a material weakness under those definitions. Following our receipt of the letter from our independent registered public accounting firm, we began the process of documenting and testing our internal controls over financial reporting and have identified and expect to continue to identify matters which will require remediation. We have taken steps to improve our internal controls, including our information technology general controls, information technology application controls and manual process controls; however, additional steps may be required to improve our internal controls and eliminate this material weakness, and these may be both time consuming and costly. Additionally, there can be no assurance that we, or our independent registered public accounting firm, will not discover other material weaknesses during the assessment of our internal controls for 2005 that will be difficult to remediate timely, hence affecting the conclusion about the design and/or operating effectiveness of our controls as of December 31, 2005.

As of September 30, 2005, our tenant leases had a weighted average current term of approximately 6.4 years and had a weighted average remaining term of 4.5 years excluding optional renewal periods. Our revenues depend on the renewal of our tenant leases by our customers.

As of September 30, 2005, our tenant leases had a weighted average current term of approximately 6.4 years, and a weighted average remaining term of 4.5 years. We cannot assure you that our existing tenants will renew their leases at the expiration of those leases. Further, we cannot assure you that we will be successful in negotiating favorable terms with those customers that renew their tenant leases. Generally, failure to obtain renewals of our existing tenant leases or the failure to successfully negotiate favorable terms for such renewals would result in a reduction in our revenues.

We recently implemented new software systems throughout our business and may encounter integration problems that affect our ability to serve our customers and maintain our records, which in turn could harm our ability to operate our business.

We have completed the initial implementation of our PeopleSoft software system, effective July 1, 2004, for many of our accounting functions, including accounts payable, accounts receivable, general ledger functions and all internal reporting functions. We expect to add additional modules during 2006. We have also completed the initial implementation of a separate software system, manageStar, to manage data related to our communications sites, including tenant leases, ground leases and other operational data. We are evaluating ways to enhance manageStar during 2006. The integration of these software systems with our business is a significant undertaking, and we may encounter difficulties that may be time consuming and costly, and result in systems interruptions and the loss of data. These two new systems handle our most significant business processes and difficulties with the systems may adversely affect our day-to-day operations and our ability to service our customers, which in turn may harm our ability to operate our business.

If we are unable to successfully compete, our business will suffer.

We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been, and will continue to be, the most significant competitive factors affecting our site operations business. We compete for customers with:

•	wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

•	other independent tower operators; and

•	owners of non-tower antenna sites, including rooftops, water towers and other alternative structures.

Some of our competitors have significantly more financial resources than we do. The intense competition in our industry may make it more difficult for us to attract new tenants, increase our gross margins or maintain or increase our market share.

Among tower companies that operate nationally or regionally, our principal competitors include publicly-held American Tower Corporation, Crown Castle International Corporation and SBA Communications Corporation as well as AAT Communications Corporation and Global Tower Partners, which are privately held.

Competing technologies may offer alternatives to ground-based antenna systems, which could reduce the future demand for our sites.

Most types of wireless and broadcast services currently require ground-based network facilities, including communications sites for transmission and reception. The development and growth of communications and other new technologies that do not require ground-based sites could reduce the demand for space on our towers. For example, the growth in delivery of video, voice and data services by satellites or high altitude air ships, which allow communication directly to users' terminals without the use of ground-based facilities, could lessen demand for our sites. Moreover, the FCC has issued licenses for several additional satellite systems (including low earth orbit systems) that are intended to provide more advanced, high-speed data services directly to consumers. These satellite systems compete with land-based wireless communications systems, thereby reducing the demand for the services that we provide.

Equipment and software developments are increasing our tenants' ability to more efficiently utilize spectral capacity and to share transmitters, which could reduce the future demand for our sites.

Technological developments are also making it possible for carriers to expand their use of existing facilities to provide service without additional tower facilities. The increased use by carriers of signal combining and related technologies, which allow two or more carriers to provide services on different transmission frequencies using the communications antenna and other facilities normally used by only one carrier, could reduce the demand for tower space. Technologies that enhance spectral capacity, such as beam forming or ‘‘smart antennas,’’ which can increase the capacity at existing sites and reduce the number of additional sites a given carrier needs to serve any given subscriber base, may have the same effect.

Carrier joint ventures and roaming agreements, which allow for the use of competitor transmission facilities and spectrum, may reduce future demand for incremental sites.

Carriers are, through joint ventures, sharing (or considering the sharing of) telecommunications infrastructure in ways that might adversely impact the growth of our business. Furthermore, wireless service providers frequently enter into roaming agreements with their competitors which allow them to utilize each other's wireless communications facilities to accommodate customers who are out of range of their home providers' services, so that the home providers do not need to lease space for their own antennas on communications sites we own. For example, over the past two years, Cingular, through AT&T Wireless, has entered into roaming agreements with T-Mobile and more than 30 rural or regional carriers, including Western Wireless (which has been acquired by Alltel) and Dobson Communications, covering parts of 30 states. Any of the conditions and developments described above could reduce demand for our antenna sites and decrease demand for our site space from current levels and our ability to attract additional customers and may negatively affect our profitability.

We may be unable to modify our towers or procure additional ground space, which could harm our ability to add additional space to our communications sites and new customers, which could result in our inability to execute our growth strategy and limit our revenue growth.

Our ability to add new customers as they expand their tower network infrastructure depends in part on our ability to modify towers and procure additional ground space. Regulatory and other barriers could adversely affect our ability to modify towers or procure additional ground space in accordance with the requirements of our customers, and, as a result, we may not be able to meet our customers' requirements. Our ability to modify towers, procure additional ground space and add new customers to towers may be affected by a number of factors beyond our control, including zoning and local permitting requirements, Federal Aviation Administration, or FAA, considerations, FCC tower registration and radio frequency emission procedures and requirements, historic preservation and environmental requirements, availability of tower components, additional ground space and construction equipment, availability of skilled construction personnel, weather conditions and environmental compliance issues. In addition, because public concern over tower proliferation has grown in recent years, many communities now restrict tower modifications or delay granting permits required for adding new customers. In addition, we may not be able to overcome the barriers to modifying towers or adding new customers. Our failure to complete the necessary modifications or procure additional ground space could harm our ability to add additional site space and new customers which could result in our inability to execute our growth strategy and limit our revenue growth.

We may not be able to obtain credit facilities in the future on favorable terms to enable us to pursue our acquisition plans, and we may not be able to finance our newly acquired assets in the future or refinance outstanding indebtedness on favorable terms, which may result in an increase in the cost of financing and which in turn may harm our ability to acquire new towers and our financial condition.

We believe that our low-cost debt, combined with appropriate leverage, should allow us to maintain operating and financial flexibility. Our strategy is to utilize credit facilities to provide us with funds to acquire communications sites, and our capital management strategy is to finance newly acquired assets, on a long-term basis, using equity issuances combined with low-cost fixed-rate debt obtained through the periodic issuance of mortgage-backed securities. We may not be able to obtain credit facilities or successfully undertake the issuance of equity or mortgage-backed securities in the future or on terms that are favorable to us. If we are unable to acquire assets through the use of funds from a credit facility or finance our newly acquired assets through the issuance of mortgage-backed securities our debt may be more expensive and our expenses to finance new acquisitions may increase. An increase in financing expenses may harm our ability to acquire new towers and our financial condition.

In addition, in connection with the Sprint transaction, we borrowed $850.0 million under a bridge loan with a one-year maturity date and two six-month renewal options. Furthermore, on April 25, 2005, we entered into a 364-day $200.0 million credit facility, which we refer to as the acquisition credit facility, which is due on April 24, 2006 and will need to be refinanced on or before its maturity. We intend to refinance the bridge loan and the acquisition credit facility with one or more mortgage loans in the future, but have no firm commitments in place. If we are unable to refinance the loans or refinance on favorable terms it will have an adverse affect on our financial condition.

Repayment of the principal of our outstanding indebtedness (including repayment of our acquisition credit facility and our bridge facility that we used to finance a portion of the upfront rental payment due in connection with the Sprint transaction) will require additional financing that we cannot ensure will be available to us.

Prior to our emergence from Chapter 11 bankruptcy, we funded our operations primarily through debt and equity capital. Since our emergence from bankruptcy on November 1, 2002, we have funded our operations through operating cash flow. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will continue to depend on our future financial performance. As of September 30, 2005, our debt obligations consisted of $406.1 million principal amount on our February 2004 mortgage loan, $293.8 million principal amount on our December 2004 mortgage loan and $1.0 million principal amount on capital leases. In addition, in connection with the Sprint transaction, we borrowed $850.0 million under a bridge loan from Morgan Stanley Asset Funding Inc. and Bank of America, N.A. On April 25, 2005, we entered into a 364-day $200.0 million acquisition credit facility to provide funding for the acquisition of additional communication sites. Our outstanding obligations on our bridge loan and acquisition credit facility as of September 30, 2005 consisted of $850.0 million and $104.0 million respectively. Of the outstanding obligations at September 30, 2005, $962.7 million was due in one year or less, $18.4 million was due between one and three years and $673.8 million is due between three and four years based on the anticipated maturity date on our February 2004 mortgage loan and the maturity date of our December 2004 mortgage loan. In addition, the acquisition credit facility matures on April 24, 2006, and our $15 million revolving credit agreement, under which we currently have no borrowings outstanding, matures on December 1, 2006. We currently anticipate that in order to pay the principal of our outstanding February 2004 and December 2004 mortgage loans on the anticipated repayment date of January 2009 and the maturity date of December 2009, respectively, we will likely be required to pursue one or more alternatives, such as refinancing our indebtedness or selling our equity securities or the equity securities or assets of our operating partnership and our subsidiaries. There can be no assurance that we will be able to refinance our indebtedness on attractive terms and conditions or that we will be able to obtain additional debt financing. If we are unable to refinance our indebtedness in full, we may be required to issue additional equity securities or sell assets. If we are required to sell equity securities, investors who purchase equity securities in any offering of equity securities made under this prospectus may have their holdings diluted. If we are required to sell interests in our operating partnership, this would have a similar effect as a sale of assets and the market price of our equity securities may decline. In addition, there can be no assurance as to the terms and prices at which we will be able to sell additional equity securities or operating partnership interests or that we will be able to sell additional equity securities or sell operating partnership interests at all. If we are required to sell assets to refinance our indebtedness, there can be no assurance as to the price we will obtain for the assets sold and whether those sales will realize sufficient funds to repay our outstanding indebtedness. To the extent we are required to sell assets at prices lower than their fair market values, the market price of our equity securities may decline.

Our mortgage loans restrict the ability of two of our largest operating subsidiaries, Pinnacle Towers LLC and Pinnacle Towers Acquisition LLC, and their respective subsidiaries, from incurring additional indebtedness or further encumbering their assets. Our mortgage loans do not otherwise restrict our ability to obtain additional financing. If we require additional financing in connection with acquisitions, we anticipate we will need to raise equity, obtain a credit facility similar to the acquisition credit facility or obtain financing through a securitization of acquired sites similar to the ones completed on February 5, 2004 and December 7, 2004. In addition, we expect that we will need to refinance our $200.0 million acquisition credit facility and our $850.0 million bridge loan when they mature within the next six months. We cannot assure you that we could affect any of the foregoing alternatives on terms satisfactory to us, that any of the foregoing alternatives would enable us to pay the interest or principal of our indebtedness or that any of such alternatives would be permitted by the terms of our credit facilities and other indebtedness then in effect.

Our failure to comply with federal, state and local laws and regulations could result in our being fined, being liable for damages and, in some cases, the loss of our right to conduct some of our business.

We are subject to a variety of regulations, including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. In addition, under the FCC's rules, we are fully liable for the acts or omissions of our contractors. We generally indemnify our customers against any failure by us to comply with applicable standards. Our failure to comply with any applicable laws and regulations (including as a result of acts or omissions of our contractors, which may be beyond our control) may lead to monetary forfeitures or other enforcement actions, as well as civil penalties, contractual liability and tort liability and, in some cases, the loss of our right to conduct some of our business, any of which could have an adverse impact on our business. We also are subject to local regulations and restrictions that typically require tower owners to obtain a permit or other approval from local officials or community standards organizations prior to tower construction or modification. Local regulations could delay or prevent new tower construction or modifications, as well as increase our expenses, any of which could adversely impact our ability to implement or achieve our business objectives.

The failure of our communications sites to be in compliance with environmental laws could result in liability and claims for damages that could result in a significant increase in the cost of operating our business.

We are subject to environmental laws and regulations that impose liability, including those without regard to fault. These laws and regulations place responsibility on us to investigate potential environmental and other effects of operations and to disclose any significant effects in an environmental assessment prior to constructing a tower or adding a new customer on a tower. In the event the FCC determines that one of our owned towers would have a significant environmental impact, the FCC would require us to prepare and file an environmental impact statement with it. The environmental review process mandated by the National Environmental Policy Act of 1969, or NEPA, can be costly and may cause significant delays in the registration of a particular tower or collocating an antenna. In addition, various environmental interest groups routinely petition the FCC to deny applications to register new towers, further complicating the registration process and increasing potential expenses and delays. In August 2003, the FCC released a Notice of Inquiry requesting comments and information on the potential impact of communications towers on migratory birds. On December 14, 2004, the FCC released a public notice inviting comments on the analysis and report provided by its environmental consultant regarding the relationship of towers and avian mortality. Any changes to FCC rules that come from this proceeding, as well as changes resulting from other potential rulemakings, could delay or prevent new tower construction or modifications as well as increase our expenses related thereto.

In addition to the FCC's environmental regulations, we are subject to various federal, state and local environmental laws that may require the investigation and remediation of any contamination at facilities that we own or operate, or that we previously owned or operated, or at third-party waste disposal sites at which our waste materials have been disposed. These laws could impose liability even if we did not know of, or were not responsible for, the contamination, and the amount of protection that we may receive from sellers with respect to liabilities arising before our ownership of the asset varies based on the terms of the applicable purchase agreement. The terms of the purchase agreements themselves often depend upon the nature of the sale process, price paid and the amount of competition for the asset. Under these laws, we may also be required to obtain permits from governmental authorities or may be subject to record keeping and reporting obligations. If we violate or fail to comply with these laws, we could be fined or otherwise sanctioned by regulators. The expenses of complying with existing or future environmental laws, responding to petitions filed by environmental interest groups or other activists, investigating and remediating any contaminated real property and resolving any related liability could result in a significant increase in the cost of operating our business, which would harm our financial condition.

Because we generally lease, sublease, license or have easements relating to the land under our towers, our ability to conduct our business, secure financing and generate revenues may be harmed if we fail to obtain lease renewals or protect our rights under our leases, subleases, licenses and easements.

Our real property interests relating to towers primarily consist of leasehold interests, private easements, and permits granted by governmental entities. A loss of these interests for any reason, including losses arising from the bankruptcy of a significant number of our lessors, from the default by a significant number of our lessors under their mortgage financings or from a legal challenge to our interest in the real property, would interfere with our ability to conduct our business and generate revenues. Similarly, if the grantors of these rights elect not to renew our leases, our ability to conduct business and generate revenues could be adversely affected. As of September 30, 2005, we leased 134 parcels of land with a remaining term of two years or less, under 137 owned towers which represented 1.6% of revenues for the nine months ended September 30, 2005. During the nine months ended September 30, 2005, we acquired 55 parcels of land in fee simple or under long-term easements, which we had previously leased from the sellers thereof, for a total purchase price of $6.6 million, including fees and expenses.

In addition, prior to our reorganization, we made acquisitions and did not always analyze and verify all information regarding title and other issues prior to completing an acquisition of communications sites. Our inability to protect our rights to the land under our towers could interfere with our ability to conduct our business and generate revenues. Generally, we have attempted to protect our rights in the sites by obtaining title insurance on the owned fee sites and the ground lease sites and relying on title warranties and covenants from sellers and landlords. Furthermore, the protections we are able to obtain in the purchase agreements vary and often depend upon the nature of the sale process, price paid and the amount of competition for the assets.

Our ability to protect our rights against persons claiming superior rights in towers or real property depends on our ability to:

•	recover under title insurance policies, the policy limits of which may be less than the purchase price or economic value of a particular tower;

•	in the absence of title insurance coverage, recover under title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period (typically nine months to three years), contain various exceptions and are dependent on the general creditworthiness of sellers making the title warranties;

•	obtain estoppels from landlords in connection with acquisitions of communications sites, which protect the collateral of our lenders and may provide a basis for defending post-closing claims arising from pre-closing events;

•	recover from landlords under title covenants contained in lease agreements, which is dependent on the general creditworthiness of landlords making the title covenants; and

•	obtain ‘‘non-disturbance agreements’’ from mortgagee and superior lienholders of the land under our towers.

Our tenant leases require us to be responsible for the maintenance and repair of the sites and for other obligations and liabilities associated with the sites and our obligations to maintain the sites may affect our revenues.

None of our tenant leases is a net lease. Accordingly, as landlord we are responsible for the maintenance and repair of the sites and for other obligations and liabilities (including for environmental compliance and remediation) associated with the sites, such as the payment of real estate taxes, ground lease rents and the maintenance of insurance. Our failure to perform our obligations under a tenant lease could entitle the related tenant to an abatement of rent or, in some circumstances, result in a termination of the tenant lease. An unscheduled reduction or cessation of payments due under a tenant lease would result in a reduction of our revenues. Similarly, if the expenses of maintaining and operating one or more sites exceed amounts budgeted, and if lease revenues from other sites are not available to cover the shortfall, funds that would otherwise be used for other purposes may be required to pay the shortfall.

Site management agreements may be terminated prior to expiration, which would adversely affect our revenues.

Approximately 713 sites, as of September 30, 2005 (representing approximately 10% of our revenues for the nine months ended September 30, 2005) are managed sites where we market and/or sublease space under site management agreements with third party owners. The management agreements or subleases on 175 of these sites, which represented 2.0% and 3.7% of our revenues for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively, are month-to-month or will expire by their terms prior to December 31, 2005. In many cases, the site management agreements may be terminated early at the third party owner's discretion or upon the occurrence of certain events (such as the sale of the relevant site by the third party owner, our default, a change of control with respect to our company and other events negotiated with the third party owner including discretionary terminations). If a site management agreement is not renewed or is terminated early, our revenues would be reduced.

Our towers may be damaged by disaster and other unforeseen events for which our insurance may not provide adequate coverage and which may cause service interruptions affecting our reputation and revenues and resulting in unanticipated expenditures.

Our towers are subject to risks associated with natural disasters, such as ice and wind storms, fire, tornadoes, floods, hurricanes and earthquakes, as well as other unforeseen events. Our sites and any tenants' equipment are also vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, sabotage, vandalism and similar events. In the event of casualty, it is possible that any tenant sustaining damage may assert a claim against us for such damages. If reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the property, changes in laws and governmental regulations may be applicable and may raise our cost or impair our ability to effect such reconstruction, major repair or improvement.

Since January 1, 2002, 24 of our owned towers have been destroyed by natural disasters, including hurricanes, two have been destroyed in vehicular accidents and two in fire accidents. In addition, as of September 30, 2005, we owned, leased and licensed a large number of towers in geographic areas, including 1,152 sites in Texas, 986 sites in California, 599 sites in Florida, 390 sites in North Carolina, 378 sites in Alabama, 273 sites in Louisiana, 218 sites in South Carolina, and 150 sites in Mississippi, that have historically been subject to natural disasters, such as high winds, hurricanes, floods, earthquakes and severe weather. There can be no assurance that the amount of insurance obtained will be sufficient to cover damages caused by any event, or that such insurance will be commercially available in the future. A tower accident for which we do not have adequate insurance, reserves or have no insurance, or a large amount of damage to a group of towers, could decrease the value of our communications sites, result in the loss of revenues while the tower is out of service and also require us to make unanticipated expenditures in order to repair the damages caused by any event. In addition, changes in laws could impact our ability to repair or replace damaged towers.

In addition, any of these events or other unanticipated problems at one or more of the sites could interrupt tenants' ability to provide their services from the sites. This could damage our reputation, making it difficult to attract new tenants and causing existing tenants to terminate their leases, which in turn would reduce our revenues.

If radio frequency emissions from our towers or other equipment used in our tenants' businesses are demonstrated, or perceived, to cause negative health effects, our business and revenues may be harmed.

The safety guidelines for radio frequency emissions from our sites require us to undertake safety measures to protect workers whose activities bring them into proximity with the emitters and to restrict access to our sites by others. If radio frequency emissions from our sites or other equipment used in our tenants' businesses are found, or perceived, to be harmful, we and our customers could face fines imposed by the FCC, private lawsuits claiming damages from these emissions, and increased opposition to our development of new towers. Demand for wireless services and new towers, and thus our business and revenues, may be harmed. Although we have not been subject to any personal injury claims relating to radio frequency emissions, we cannot assure you that these claims will not arise in the future or that they will not negatively impact our business.

The terms of our mortgage loans, revolving credit agreement, acquisition credit facility, bridge loan and Sprint transaction master leases may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our existing mortgage loans, revolving credit agreement, acquisition credit facility and bridge loan contain, and any future indebtedness of ours or of any of our subsidiaries, would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and/or certain of our subsidiaries, including restrictions on our or our subsidiaries' ability to, among other things:

•	incur additional debt, or additional unsecured debt without rating agency approval;

•	issue stock;

•	create liens;

•	make investments, loans and advances;

•	engage in sales of assets and subsidiary stock;

•	enter into sale-leaseback transactions;

•	enter into transactions with our affiliates;

•	change the nature of our business;

•	transfer all or substantially all of our assets or enter into certain merger or consolidation transactions; and

•	pay dividends.

Our February 2004 and December 2004 mortgage loans contain a covenant requiring reserve accounts if the debt service coverage ratio falls to 1.45 and 1.30 or lower, respectively, as of the end of any calendar quarter. Debt service coverage ratio is defined as the preceding 12 months of net cash flow, as defined in the mortgage loans, divided by the amount of principal and interest payments required under the mortgage loans over the next 12 months. Net cash flow, as defined in the mortgage loans, is approximately equal to gross margin minus capital expenditures made for the purpose of maintaining our sites, minus 10% of revenues. The funds in the respective reserve account will not be released to us unless the debt service coverage ratio exceeds 1.45 and 1.30 times, respectively, for two consecutive calendar quarters. If the debt service coverage ratio falls below 1.20 and 1.15 times, respectively, as of the end of any calendar quarter, then all funds on deposit in the respective reserve account along with future excess cash flows will be applied to prepay the respective mortgage loan. Failure to maintain the debt service ratio above 1.45 and 1.30 times, respectively, would impact our ability to pay our indebtedness other than the mortgage loans, pay dividends and to operate our business. Any decline in our revenues could have an adverse impact on our net cash flow.

Although we currently have no borrowings outstanding under our $15.0 million revolving credit agreement, which we refer to as the revolving credit agreement, a failure by us to comply with the covenants or financial ratios contained in the revolving credit agreement, or our acquisition credit facility could result in an event of default under the agreement which could adversely affect our ability to respond to changes in our business, complete acquisitions and manage our operations. In the event of any default under our revolving credit agreement or our acquisition credit facility, including pursuant to a change in control of us, the lenders under the facility will not be required to lend us any additional amounts. Our lenders also could elect to declare all amounts outstanding to be immediately due and payable. If the indebtedness under one of our credit facilities were to be accelerated, and we are not able to make the required cash payments, our lenders will have the option of foreclosing on any of the collateral pledged as security for the loan.

The revolving credit agreement is guaranteed by us, Global Signal GP, LLC and certain subsidiaries of Global Signal Operating Partnership L.P., or Global Signal OP. It is secured by a pledge of Global Signal OP's assets, including a pledge of 65% of its interest in our United Kingdom subsidiary, 100% of its interest in certain other domestic subsidiaries, a pledge by us and Global Signal GP, LLC of our interests in Global Signal OP and a pledge by us of 65% of our interest in our Canadian subsidiary. As of September 30, 2005, the pledged interests in the United Kingdom and Canadian subsidiaries collectively constituted 1.0% of our total assets' book value.

Under both the February 2004 mortgage loan and the December 2004 mortgage loan, if an event of default occurs, the lenders will have the option to foreclose on any of the collateral pledged as security for the respective mortgage loan. The mortgage loans are secured by (1) mortgage liens on our interests (fee, leasehold or easement) in a portion of our communications sites, (2) a security interest in substantially all of Pinnacle Towers LLC and its subsidiaries', and Pinnacle Towers Acquisition Holdings LLC and its subsidiaries', personal property and fixtures, including our rights under substantially all of our site management agreements, tenant leases (excluding tenant leases for sites referred to in (1) above) and management agreement with GS Services and (3) a pledge of certain of our subsidiaries' capital stock (or equivalent equity interests) (including a pledge of the membership interests of Pinnacle Towers LLC, from its direct parent, Global Signal Holdings II LLC and a pledge of the membership interests of Pinnacle Towers Acquisition Holdings LLC, from its direct parent, Global Signal Holdings III LLC). There can be no assurance that our assets would be sufficient to repay this indebtedness in full.

Our failure to comply with the covenants or obligations in a Sprint transaction ground lease, including our obligation to timely pay ground lease rent, could result in an event of default under the Sprint transaction master leases. Subject to arbitration and cure rights, in the event of an uncured default under a Sprint transaction ground lease, the Sprint transaction entity lessors may terminate the master lease as to the applicable ground lease site. In the event of an uncured default with respect to more than 20% of the sites within any rolling five-year period, the Sprint transaction entity lessors will have the right to terminate the master leases in their entirety under certain circumstances. If the Sprint transaction entity lessors terminate the master lease with respect to all of or a significant number of tower sites, our results of operations could be materially adversely affected.

The acquisition credit facility is guaranteed by Global Signal OP and future subsidiaries of Global Signal Acquisitions. Moreover, it is secured by substantially all of Global Signal Acquisitions' tangible and intangible assets and by a pledge of Global Signal OP's equity interest in Global Signal Acquisitions. In addition, it is secured by a pledge of our equity interest in Global Signal OP.

In addition, the revolving credit agreement and the acquisition credit facility each provides that it is an event of default if certain of our present larger shareholders or their affiliates cease to collectively own or control, in certain limited circumstances, at least 51% of the voting interest in our capital stock (other than as a result of an issuance of capital stock by us, in which case such percentage shall be reduced to 40%). However, we have a 30-day grace period to repay the loans or otherwise cure the default if any such change in ownership results from (1) a margin call under the Credit Agreements secured by the Fortress Entities' holdings of shares of our common stock or (2) from a sale by such shareholders of shares of our common stock (unless any such sale causes such ownership percentage to fall below 40%, in which case there would be an immediate event of default). In addition, it is an event of default if, within any 12 month period, a majority of the members of the board of directors cease to be those persons who were directors as of the first day of that period, or persons whose nomination or election was approved by the board members as of the first day of that period (excluding in the latter case any person whose initial nomination or assumption occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than board of directors).

It is also an event of default under the acquisition credit facility if, at any time, Wesley R. Edens, or a replacement who is acceptable to our lenders, ceases to be Chairman of our board of directors, unless a replacement Chairman is appointed, or, if a replacement Chairman has not been appointed, all of the obligations under the acquisition credit facility, as applicable, have been paid in full, within 30 days.

In addition, our bridge loan provides that it is an event of default if certain of our current larger shareholders or their affiliates cease to collectively own or control, in certain circumstances, at least 51% of the voting and economic interest in our capital stock. However, it is not an event of default if certain of our present larger shareholders or their affiliates cease to collectively own or control 51% of the voting and economic interest in our capital stock, provided that ownership percentage in our capital stock held by any other person does not exceed the ownership percentages of our present larger shareholders or their affiliates and our present larger shareholders hold more than 40% of the voting and economic interests in our capital stock. In addition, it is an event of default if, within any

12 month period, a majority of the members of the board of directors cease to be those persons who were directors as of the first day of that period, or persons whose nomination or election was approved by the board members as of the first day of that period (excluding in the latter case any person whose initial nomination or assumption occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than board of directors).

Our Chief Executive Officer, President, and Chairman of the Board has management responsibilities with other companies and may not be able to devote sufficient time to the management of our business operations.

Our Chief Executive Officer, President, and Chairman of the Board, Wesley R. Edens, is also the Chairman of the Management Committee of Fortress Investment Group LLC and the Chairman of the Board and Chief Executive Officer of Newcastle Investment Corp., a publicly traded real estate securities business, Chairman of the Board of Brookdale Senior Living Inc., a publicly traded senior living facilities business, and the Chairman of the Board and Chief Executive Officer of Eurocastle Investment Limited, a publicly traded real estate securities business, listed on the London Stock Exchange. Mr. Edens also serves on the boards of directors of Green Tree Inc., Italfondiario S.P.A. and Mapeley LTD. As Chairman of the Management Committee of Fortress Investment Group, he manages and invests in other real estate related investment vehicles. As a result, he may not be able to devote sufficient time to the management of our business operations.

Risks Relating to Our REIT Status

Our failure to qualify as a REIT would result in higher taxes and reduce cash available for dividends.

We intend to operate in a manner so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the "IRS") as to our REIT status, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden Arps, with respect to our qualification as a REIT. This opinion will be issued in connection with this prospectus. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps will represent only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets, the sources of our income, and the nature, construction, character and intended use of our properties. We have asked Skadden Arps to assume for purposes of its opinion that any prior legal opinions we received to the effect that we were taxable as a REIT are correct. The opinion of Skadden Arps, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, will be expressed as of the date issued, and will not cover subsequent periods. The opinions of counsel impose no obligation on them to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law.

Furthermore, both the validity of the tax opinions, and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by tax counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our common stock. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. See ‘‘Federal Income Tax Considerations’’, beginning on page 28, for a discussion of material federal income tax consequences relating to us and our common stock.

Dividends payable by REITs generally do not qualify for the reduced tax rates under tax legislation enacted in 2003.

Tax legislation enacted in 2003 reduces the maximum tax rate for dividends payable to individuals from 38.6% to 15.0% through 2008. Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

In addition, the relative attractiveness of real estate in general may be adversely affected by the newly favorable tax treatment given to corporate dividends, which could affect the value of our real estate assets negatively.

REIT distribution requirements could adversely affect our liquidity.

We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code. However, differences between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain types of assets generate substantial mismatches between taxable income and available cash. Such assets include rental real estate that has been financed through financing structures which require some or all of available cash flows to be used to service borrowings. As a result, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with REIT requirements.

Our mortgage loans contain covenants providing for reserve accounts if our debt service coverage ratio falls to 1.45 or 1.30 times or lower for our February 2004 mortgage loan and December 2004 mortgage loan, respectively. If our debt service coverage ratio were to fall to these levels and we had taxable income, as defined by tax regulations, our ability to distribute 90% of our taxable income, and hence our REIT status, could be jeopardized. Further, amounts distributed will not be available to fund our operations.

Prior to our emergence from Chapter 11 bankruptcy, we funded our operations primarily through debt and equity capital. Since our emergence from bankruptcy on November 1, 2002, we have funded our operations through operating cash flow. We expect to finance our future operations through operating cash flows and our future acquisitions through debt and equity capital. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

The stock ownership limits imposed by the Internal Revenue Code of 1986, as amended, for REITs and our amended and restated certificate of incorporation may inhibit market activity in our stock and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code) at any time during the last half of each taxable year after our first year. Our amended and restated certificate of incorporation states that, unless exempted by our board of directors, no person, other than certain of our existing stockholders and subsequent owners of their stock, may own more than 9.9% of the aggregate value of the outstanding shares of any class or series of our stock. Our board may grant such an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Risks Relating to our Common Stock

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

Pursuant to our Amended and Restated Investor Agreement, Fortress Pinnacle Acquisition LLC and its affiliates, Greenhill Capital Partners, L.P. and its related partnerships, or Greenhill, and Abrams Capital Partners II, L.P. and its related partnerships have the right to require us to register their shares of our common stock, including shares to be issued pursuant to the Investment Agreement, under the Securities Act for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable.

In addition, following the completion of our initial public offering, we filed a registration statement on Form S-8 under the Securities Act registering an aggregate of 6,476,911 shares of our common stock reserved for issuance under our stock incentive programs. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 are available for sale into the public markets.

The market price of our stock could be negatively affected by sales of substantial amounts of our common stock pursuant to this prospectus or the prospectus filed as part of our registration statement on Form S-3 (No. 333-125577) on June 6, 2005.

On December 9, 2005, Fortress, our largest stockholder, informed us of the following:

Affiliates of Fortress Holdings have replaced the credit agreement of one such affiliate, FRIT PINN LLC (‘‘FRIT PINN’’), dated as of December 21, 2004, with Bank of America, N.A., Morgan Stanley Asset Funding Inc. and Banc of America Securities LLC, pursuant to which FRIT PINN had pledged to the lenders a total of 19,162,248 shares of our common stock owned by FRIT PINN. The affiliates have replaced this credit agreement by entering into credit agreements, dated as of December 9, 2005, with Deutsche Bank AG London Branch and the other lenders party thereto. Pursuant to these new credit agreements, the affiliates have borrowed an aggregate of approximately $692.7 million from the lenders thereunder, and this amount has been secured by, among other things, a pledge by the affiliates and other affiliates of Fortress Holdings of a total of 24,365,207 shares of our common stock owned by such affiliates (including a pledge by FRIT PINN of the 19,162,248 shares it had formerly pledged as collateral under the previous credit agreement). The 24,365,207 shares of common stock represent approximately 36% of our issued and outstanding common stock as of December 9, 2005.

The credit agreements contain customary default provisions and also require prepayment of a portion of the borrowings by the affiliates in the event the trading price of our common stock decreases below certain specified levels. In the event of a default under the credit agreements by the affiliates, the lenders thereunder may foreclose upon any and all shares of our common stock pledged to them. The affiliates have agreed in the credit agreements that if a shelf registration statement is not effective and usable for resales of any portion of the pledged common stock by the lenders or their assignees (in the event of foreclosure) as of March 9, 2006, the applicable affiliate will prepay a related portion of the borrowings.

We are not a party to the Credit Agreements and have not made any representations or covenants and have no obligations thereunder. Mr. Wesley Edens, our Chief Executive Officer and Chairman of our board of directors owns an interest in Fortress and is the Chairman of its Management Committee.

In addition, on February 16, 2005, Greenhill, our second largest stockholder, informed us of the following:

An affiliate of Greenhill Capital Partners LLC entered into a credit agreement, dated as of February 16, 2005, with Morgan Stanley Mortgage Capital, Inc. as Administrative Agent and certain lenders. Pursuant to the credit agreement, the affiliate has borrowed $70.0 million from the lenders thereunder and this amount has been secured by, among other things, a pledge by the affiliate of a total of 8,383,234 shares of our common stock owned by such affiliate, representing approximately 12.2% of our issued and outstanding common stock as of May 27, 2005.

The Greenhill credit agreement contains customary default provisions and also requires prepayment of a portion of the borrowings by the affiliate in the event the trading price of our common stock decreases below $15.65 and prepayment in full at prices below certain other lower specified levels. In the event of a default under the credit agreement by the affiliate, the lenders thereunder may foreclose upon and sell any and all shares of common stock pledged to them.

We are not a party to the Greenhill credit agreement and have no obligations thereunder. Mr. Robert H. Niehaus, the Vice Chairman of our board of directors, owns an interest in the private equity funds managed by Greenhill Capital LLC and is the Chairman of Greenhill Capital LLC which acts as the general partner of the manager of the borrower and of one of our principal stockholders, Greenhill Capital Partners, L.P.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

As of September 30, 2005, we had an aggregate of 74,995,105 shares of common stock authorized but unissued and not reserved for issuance under our stock incentive programs, option plans or under outstanding warrants or options. We intend to continue to actively pursue strategic acquisitions of wireless communications towers and other communications sites. We may pay for such acquisitions, at least partly, through the issuance of partnership units in our operating partnership which may be redeemed for shares of our common stock, or by the issuance of additional equity. Any shares issued in connection with our acquisitions, including the issuance of common stock upon the redemption of operating partnership units, the exercise of outstanding warrants or stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in any offering of common stock made under this prospectus.

The price of our common stock may fluctuate substantially, which could negatively affect us and the holders of our common stock.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including:

•	a decrease in the demand for our communications sites;

•	the economies, real estate markets and wireless communications industry in the regions where our sites are located;

•	consolidation in the wireless industry;

•	the creditworthiness of our tenants; and

•	fluctuations in interest rates.

In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock as consideration. In addition, the U.S. securities markets, and telecommunications stocks in particular, have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares at or above the public offering price, or at all. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial expenses and diversion of our management's attention and resources, which could negatively affect our financial results. In addition, if we decide to settle any class action litigation against us, our decision to settle may not necessarily be related to the merits of the claim.

Our authorized but unissued common and preferred stock may prevent a change in our control.

Our amended and restated certificate of incorporation authorizes us to issue additional authorized, but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of our preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Anti-takeover provisions in our amended and restated certificate of incorporation, bridge loan, revolving credit agreement, and the acquisition credit facility could have effects that conflict with the interests of our stockholders.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult or less beneficial for a third party to acquire control of us or for us to acquire control of a third party even if such a change in control would be beneficial to you.

We have a number of anti-takeover devices in place that will hinder takeover attempts and could reduce the market value of our common stock. Our anti-takeover provisions include:

•	a staggered board of directors;

•	removal of directors only for cause, by 80% of the voting interest of stockholders entitled to vote;

•	blank-check preferred stock;

•	a provision denying stockholders the ability to call special meetings with the exception of Fortress FRIT PINN LLC, Fortress Pinnacle Investment Fund LLC, Greenhill Capital Partners, L.P. and their respective affiliates, so long as they collectively beneficially own at least 50% of our issued and outstanding common stock;

•	our amended and restated certificate of incorporation provides that Global Signal has opted out of the provisions of Section 203 of the Delaware General Corporation Law. Section 203 restricts certain business combinations with interested stockholders in certain situations; and

•	advance notice requirements by stockholders for director nominations and actions to be taken at annual meetings.

In addition, the revolving credit agreement and the acquisition credit facility each provides that it is an event of default if certain of our present larger shareholders or their affiliates cease to collectively own or control, in certain limited circumstances, at least 51% of the voting interest in our capital stock (other than as a result of an issuance of capital stock by us, in which case such percentage shall be reduced to 40%). However, we have a 30-day grace period to repay the loans or otherwise cure the default if any such change in ownership results from (1) a margin call under the Credit Agreements secured by the Fortress Entities' holdings of shares of our common stock or (2) from a sale by such shareholders of shares of our common stock (unless any such sale causes such ownership percentage to fall below 40%, in which case there would be an immediate event of default). In addition, it is an event of default if, within any 12 month period, a majority of the members of the board of directors cease to be those persons who were directors as of the first day of that period, or persons whose nomination or election was approved by the board members as of the first day of that period (excluding in the latter case any person whose initial nomination or assumption occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than board of directors).

It is also an event of default under the revolving credit agreement and the acquisition credit facility if, at any time, Wesley R. Edens, or a replacement who is acceptable to our lenders, ceases to be Chairman of our board of directors, unless a replacement Chairman is appointed, or, if a replacement Chairman has not been appointed, all of the obligations under the revolving credit agreement or the acquisition credit facility have been paid in full, within 30 days.

In addition, our bridge loan provides that it is an event of default if certain of our present larger shareholders or their affiliates cease to collectively own or control, in certain limited circumstances, at least 51% of the voting and economic interest in our capital stock. However, it is not an event of default if certain of our present larger shareholders or their affiliates cease to collectively own or control 51% of the voting and economic interest in our capital stock, provided that ownership percentage in our capital stock held by any other person does not exceed the ownership percentages of our present larger shareholders or their affiliates and our present larger shareholders hold more than 40% of the voting and economic interests in our capital stock. In addition, it is an event of default if, within any 12 month period, a majority of the members of the board of directors cease to be those persons who were directors as of the first day of that period, or persons whose nomination or election was approved by the board members as of the first day of that period (excluding in the latter case any person whose initial nomination or assumption occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than board of directors).

We have not established a minimum dividend payment level, there are no assurances of our ability to pay dividends in the future, and our ability to maintain our current dividend level depends both on our earnings from existing operations and our ability to invest our capital to achieve targeted returns.

We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. We have not established a minimum dividend payment level, and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital. Our ability to continue to pay dividends at current levels will depend, among other things, on our ability to invest any capital raised in any offering, at returns similar to the acquisitions we have closed to date.

Global Signal Inc. is a holding company with no material direct operations.

Global Signal Inc. is a holding company with no material direct operations. Its principal assets are the equity interests it holds in its operating subsidiaries. In addition, we own substantially all of our assets and conduct substantially all of our operations through Global Signal OP. As a result, Global Signal Inc. is dependent on loans, dividends and other payments from its subsidiaries and from Global Signal OP to generate the funds necessary to meet its financial obligations and pay dividends. Global Signal Inc.'s subsidiaries and Global Signal OP are legally distinct from Global Signal Inc. and have no obligation to make funds available to it.

Your ability to influence corporate matters may be limited because a small number of stockholders beneficially own a substantial amount of our common stock.

As of December 8, 2005 Fortress and its affiliates beneficially own approximately 31,047,879 shares, or 44.8%, of our common stock, Greenhill and its affiliates beneficially own approximately 10,543,978 shares, or 15.3%, of our common stock and Abrams Capital, LLC and its affiliates beneficially own approximately 8,707,241 shares, or 12.7% of our common stock. Three of our directors are associated with these stockholders. As a result, Fortress, Greenhill, and Abrams Capital, LLC and their respective affiliates could exert significant influence over our management and policies and may have interests that are different from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock.

A decrease in interest rates may result in a loss in our derivative transactions which could adversely affect our results of operations and financial condition.

As of September 30, 2005 we have anticipatory interest rate swaps totaling $1.15 billion which were intended to hedge the refinancing of the Sprint Bridge Loan ($850 million) and the acquisition credit facility ($300 million). We are accounting for the swaps that are hedging the Sprint Bridge Loan and $100 million of the swaps that are hedging the acquisition credit facility as hedges. For the acquisition credit facility we are over hedged by $200 million. We are accounting for the $200 million of over hedged swaps as derivatives which results in the change in market value of these swaps being recorded in the results of operations. When interest rates decrease, the market value of these swaps being accounted for as derivatives decrease and as a result our earnings and financial condition are adversely affected. Furthermore, if we fail to close the anticipated refinancing transaction in early 2006, we may have substantial interest rate swap exposure that may adversely affect our results of operations and financial condition.

An increase in interest rates may result in an increase in our interest expense which could adversely affect our results of operations and financial condition.

We may incur floating rate indebtedness from time to time. In addition, any increase in interest rates also would increase the cost of any new fixed rate borrowings. Although we currently have no borrowings outstanding under Global Signal OP's $15.0 million revolving credit agreement, the revolving credit agreement bears interest at floating rates, based on either LIBOR or the bank's base rate. Accordingly, in the event that we incur borrowings under the revolving credit agreement, an increase in the bank's base rate or LIBOR could lead to an increase in our or Global Signal OP's interest expense, which could have an adverse effect on our results of operations and financial condition.

Our fiduciary obligations to Global Signal OP may conflict with the interests of our stockholders.

Our wholly owned subsidiary Global Signal GP LLC, as the managing general partner of Global Signal OP, may have fiduciary obligations in the future to the limited partners of Global Signal OP, the discharge of which may conflict with the interests of our stockholders. Currently, Global Signal OP does not have any limited partners other than Global Signal. Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. For example, if Global Signal GP LLC has a need for liquidity, the timing of a distribution from Global Signal GP LLC to Global Signal Inc. may be a decision that presents such a conflict. The limited partners of Global Signal OP will have the right, beginning one year after they contribute property to the partnership, to cause Global Signal OP to redeem their limited partnership units for cash or shares of our common stock. As managing partner, Global Signal GP LLC's decision as to whether to exchange units for cash or shares of our common stock may conflict with the interest of our common stockholders.

Future limited partners of Global Signal OP may exercise their voting rights in a manner that conflicts with the interests of our stockholders.

Currently, Global Signal OP does not have any limited partners other than Global Signal. In the future, those persons holding units of Global Signal OP, as limited partners, have the right to vote as a class on certain amendments to the operating partnership agreement and individually to approve certain amendments that would adversely affect their rights, which voting rights may be exercised by future limited partners in a manner that conflicts with the interests of those investors who acquire our common stock in any offering of our common stock made under this prospectus.

USE OF PROCEEDS

Any of the shares of common stock offered hereby will be sold by the Lenders, in the event of their foreclosure on the shares, as described in ‘‘Selling Stockholders.’’ We will not receive any proceeds from the sale of the shares by the Lenders.

SELLING STOCKHOLDERS

The shares of common stock covered by this prospectus are currently pledged to the Lenders as collateral for loans to the current holders of the shares. The original offering transactions in which we sold these shares were (i) the November 2002 sale pursuant to our reorganization plan, (ii) the April 2004 issuance pursuant to the exercise of warrants issued in connection with the plan and (iii) the May 2005 private placement. In the event of foreclosure and sale of any of these shares by a Lender, we will file a prospectus supplement naming the selling stockholders and specifying the amounts of shares registered on their behalf.

AMENDED AND RESTATED INVESTOR AGREEMENT

We entered into an Amended and Restated Investor Agreement, or the Investor Agreement, dated as of March 31, 2004, with Fortress Pinnacle Acquisition LLC, or FPA, Greenhill Capital Partners, L.P., and its related partnerships named therein, or Greenhill, and Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, or Abrams, and other parties named therein. We granted to FPA, Greenhill and Abrams and certain of their related partnerships and their respective permitted and third party transferees to the extent that any of them or their permitted or third party transferees together with their respective permitted transferees holds 5% of our issued and outstanding common stock (each, a ‘‘Stockholder’’) ‘‘demand’’ registration rights that allow the Stockholders to request that we register under the Securities Act of 1933, as amended, an amount equal to or greater than 5% of our stock held by such Stockholders together with their respective affiliates. In addition, we granted FPA, Greenhill and their respective permitted transferees the right to request shelf registration on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders. In addition, each Stockholder may elect to participate in the shelf registration within ten days after notice of the registration is given. On June 6, 2005, we filed a registration statement on Form S-3 pursuant to a demand made by permitted transferees of FPA and Greenhill to exercise their right to request that we file a shelf registration on Form S-3. Subsequently, at the request of permitted transferees of FPA, we filed another registration statement on Form S-3, of which this prospectus forms a part. Neither Fortress nor Greenhill may offer its shares pursuant to this prospectus or the prospectus filed as part of the June 6 registration statement.

We have agreed to indemnify each selling stockholder against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus, unless such liability arose from the selling stockholder's misstatement or omission. Each selling stockholder has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incident to our performance under the Investor Agreement, and the selling stockholders will pay their respective portions of all underwriting discounts, if any, commissions and transfer taxes, if any, relating to the sale of their shares under the agreement.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus on behalf of the Lenders for sale from time to time, but only in the event of their foreclosure on such shares, as described in ‘‘Selling Stockholders.’’ All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Lenders. In the event of foreclosure, sales of foreclosed shares may be effected by the Lenders from time to time in one or more types of transactions (which may include block transactions) on the NYSE or any other organized market or quotation system where the shares may be traded, in the over-the-counter market, in transactions other than on the NYSE or any other organized market or quotation system where the shares may be traded or the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. The shares may also be transferred pursuant to a gift or pledge. Such transactions may or may not involve brokers or dealers. Each of the Lenders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares pledged to such Lender, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Lenders.

The Lenders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Lenders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In the event of foreclosure, the Lenders may enter into hedging transactions. For example, the Lenders may, among other things:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell the shares themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•	enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction);

•	loan or pledge the shares to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares; or

•	any combination of the foregoing.

Because the Lenders may be deemed to be ‘‘underwriters’’ within the meaning of Section 2(11) of the Securities Act of 1933, as amended, the Lenders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Lenders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Upon being notified by a Lender that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of such Lender and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our stock or other securities. For purposes of this section under the heading ‘‘Federal Income Tax Considerations,’’ references to ‘‘Global Signal,’’ ‘‘we,’’ ‘‘our,’’ and ‘‘us’’ mean only Global Signal Inc. and its predecessor, Pinnacle Holdings Inc., and not its subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with our applicable organizational documents or partnership agreements. This discussion is for your general information only and is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker dealer;

•	a regulated investment company;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a ‘‘straddle,’’ ‘‘hedge,’’ ‘‘conversion transaction,’’ ‘‘synthetic security,’’ or other integrated investment;

•	and, except to the extent discussed below:

•	a tax-exempt organization; and

•	a foreign investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular stockholder will depend on the stockholder's particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and foreign tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Global Signal

We elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 1995. We believe that we were organized and have operated in such a manner as to qualify for taxation as a REIT, and intend to continue to operate in such a manner.

The law firm of Skadden Arps has acted as our special tax counsel in connection with our election to be taxed as a REIT. We expect to receive an opinion of Skadden Arps to the effect that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our actual method of operation has enabled, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden Arps will be based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, assets, and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden Arps or us that we will so qualify for any particular year. We have asked Skadden Arps to assume for purposes of its opinion that any prior legal opinions we received to the effect that we were taxable as a REIT are correct. The opinion of Skadden Arps, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, will be expressed as of the date issued, and will not cover subsequent periods. The opinions of counsel impose no obligation on them to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, asset ownership, distribution levels, and diversity of stock ownership, various qualification requirements imposed on REITs by the Internal Revenue Code, compliance with which will not be reviewed by tax counsel. In addition, our ability to qualify as a REIT depends in part on the operating results, organizational structure, and entity classification for federal income tax purposes of certain affiliated entities, the status of which may not be reviewed by tax counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under ‘‘—Requirements for Qualification— General.’’ While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See ‘‘—Failure to Qualify.’’

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This deduction for dividends paid substantially eliminates the ‘‘double taxation’’ of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. Thus, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the ‘‘2003 Act’’) reduced the rate at which individual stockholders are taxed on corporate dividends from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the 2003 through 2008 tax years. With limited exceptions, however, dividends received by stockholders from us, or from other entities that are taxed as REITs, are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010. See ‘‘Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.’’

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See ‘‘Taxation of Stockholders.’’

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the ‘‘alternative minimum tax’’ on our items of tax preference, including any deductions of net operating losses.

•	If we earn net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a ‘‘prohibited transactions’’ 100% tax. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in our ordinary course of our business. Whether property is held ‘‘primarily for sale to customers in the ordinary course of a trade or business’’ depends, however, on the particular facts and circumstances. No assurance can be given that any property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as ‘‘foreclosure property,’’ we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%). We do not anticipate receiving any income from foreclosure property.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•	Similarly, pursuant to provisions in recently enacted legislation that took effect in 2005, if we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in ‘‘—Requirements for Qualification—General.’’

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	Certain of our subsidiaries are subchapter C corporations, the earnings of which could be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer ‘‘individuals’’ (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	that meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our amended and restated certificate of incorporation provides restrictions regarding transfers of its shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under ‘‘—Income Tests,’’ in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the recently enacted American Jobs Creation Act of 2004 (the ‘‘2004 Act’’) includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see ‘‘—Asset Tests’’ below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. These provisions of the 2004 Act become effective beginning with the 2005 tax year. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, such as our operating partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities, and items of income of our future investment in the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in ‘‘Tax Aspects of Investments in an Operating Partnership.’’

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a ‘‘qualified REIT subsidiary,’’ that subsidiary is generally disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a ‘‘taxable REIT subsidiary’’ as described below, that is wholly owned by a REIT, or by one or more disregarded subsidiaries of the REIT, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as ‘‘pass-through subsidiaries.’’

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See ‘‘—Asset Tests’’ and ‘‘—Income Tests.’’

Taxable Subsidiaries. A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary (‘‘TRS’’) of the REIT. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains). We have 5 TRS entities, Global Signal REIT Savings TRS, Inc., Pinnacle Towers IV Inc., Pinnacle Towers V Inc., Shaffer and Associates, Inc., and Sierra Towers, Inc.

Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in ‘‘prohibited transactions,’’ must be derived from investments relating to real property or mortgages on real property, including ‘‘rents from real property,’’ dividends received from other REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by us will qualify as ‘‘rents from real property’’ in satisfying the gross income requirements described above, only if several conditions, including the following, are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as ‘‘rents from real property’’ unless it constitutes 15% or less of the total rent received under the lease. We have reviewed our properties and have determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of our properties, however, there can be no assurance that the IRS will not assert that rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of our taxable income, we may fail to qualify as a REIT. Moreover, for rents received to qualify as ‘‘rents from real property,’’ the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an ‘‘independent contractor’’ from which the REIT derives no revenues. We and our affiliates are permitted, however, to perform services that are ‘‘usually or customarily rendered’’ in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Furthermore, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. In addition, we generally may not, and will not, charge rent that is based in whole or in part on the income or profits of any person, except for rents that are based on a percentage of the tenant's gross receipts or sales. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the tenant's equity.

We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

Any income or gain we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as non-qualifying income for purposes of the 95% gross income test, provided that specified requirements are met, but generally will constitute non-qualifying income for purposes of the 75% gross income test. Such requirements include that the instrument hedges risks associated with indebtedness issued or to be issued by us or our pass-through subsidiaries incurred to acquire or carry ‘‘real estate assets’’ (as described below under ‘‘—Asset Tests’’), and, effective beginning in 2005, the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods.

We believe that substantially all of our gross income will be treated for purposes of the REIT gross income tests as rents from real property (i.e. rents received by us from wireless providers in respect of leases that entitle such providers to mount transmission equipment on such towers). On July 18, 2000, the IRS issued a private letter ruling to one of our non-wholly owned corporate subsidiaries in which we now own a 100% interest. In that ruling, the IRS concluded that the entity's lease and license interests in certain rooftops constituted real estate assets for purposes of the REIT assets tests as described below, and that the income received by the entity in respect of subleases of tower space mounted on those rooftops represented rents from real property for purposes of the REIT gross income tests. It should be noted that this private letter ruling may only be relied upon by the entity to which it was issued and is not binding on the IRS as to the tax treatment of Global Signal or any other subsidiary of ours. Nonetheless, private letter rulings often reflect the current thinking of the IRS. We do not intend to seek an IRS ruling or opinion of counsel concerning the treatment of our tower lease income for purposes of the REIT income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach to our tax return a schedule of the sources of our income, and, with respect to our taxable years beginning before 2005, any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under ‘‘—Taxation of REITs in General,’’ even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of ‘‘real estate assets,’’ cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term ‘‘real estate’’ assets includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% test are subject to the additional asset tests described below, while securities that do qualify for purposes of the 75% asset test are generally not subject to the additional asset tests.

Second, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, and for taxable years beginning prior to December 31, 2000, the 10% value test does not apply to ‘‘straight debt’’ having specified characteristics.

Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT's total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, satisfies the rules for ‘‘straight debt,’’ or is sufficiently small so as not to otherwise cause an asset test violation. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by us that is issued by another REIT may not so qualify.

The 2004 Act contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision contained in the 2004 Act applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT's total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The 2004 Act also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute ‘‘straight debt,’’ which now has an expanded definition and includes securities having certain contingency features. A newly enacted restriction, however, precludes a security from qualifying as ‘‘straight debt’’ where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the 2004 Act provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under ‘‘—Income Tests.’’ The 2004 Act also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate equity interest in that partnership. Each of the changes described in this paragraph that were made by the 2004 Act have retroactive effect beginning with the 2001 tax year.

We believe that our holdings of assets comply, and will continue to comply, with the foregoing REIT asset requirements, including the provisions as modified by the 2004 Act, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. The IRS has ruled in a published revenue ruling that transmitting and receiving communications towers similar to those currently owned by us and which are built on pilings or foundations similar to those upon which our towers are built, as well as ancillary buildings and heating and air conditioning systems, constitute inherently permanent structures and are therefore regarded as real estate assets for purposes of the REIT asset tests. In addition, on July 18, 2000, the IRS issued a private letter ruling to one of our then non-wholly owned corporate subsidiaries in which we now own a 100 percent interest. In that ruling, the IRS concluded that the entity's lease and license interests in certain rooftops constituted real estate assets for purposes of the REIT assets tests and that the income received by the entity in respect of subleases of tower space mounted on those rooftops represented rents from real property for purposes of the REIT gross income tests. It should be noted that this private letter ruling may only be relied upon by the entity to which it was issued and is not binding on the IRS as to our tax treatment or any other subsidiary of ours. Nonetheless, private letter rulings often reflect the current thinking of the IRS. We do not intend to seek an IRS ruling or an opinion of counsel as to the classification of our rooftop leases or our towers for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers cause a violation of the REIT asset requirements.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of

(1)	90% of our ‘‘REIT taxable income’’ (computed without regard to our deduction for dividends paid and net capital gains); and

(2)	90% of the net income, if any, (after tax) from foreclosure property (as described below); minus

(b)	the sum of specified items of noncash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be ‘‘preferential dividends.’’ A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our ‘‘REIT taxable income,’’ as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders of ours would then increase the adjusted basis of their Global Signal stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See ‘‘Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.’’

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. Other sources of non-cash taxable income include real estate and securities that are financed through securitization structures, which require some or all of available cash flows to be used to service borrowings, loans held by us as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying ‘‘deficiency dividends’’ to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at a rate of 15% (through 2008) pursuant to the 2003 Act, and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Loss Carryovers

We have substantial net operating loss (‘‘NOL’’) carryovers from prior taxable years. In connection with the consummation of our 2002 restructuring, we realized significant cancellation of indebtedness income, all of which was excluded from our gross income for federal income tax purposes. Under the Internal Revenue Code, the amount of cancellation of indebtedness income so excluded substantially reduced our NOL carryovers accumulated prior to November 1, 2002. In addition, we expect that our depreciation deductions will be reduced for a period of five years after the date on which we received the capital investment from our new investors in the restructuring. Furthermore, our ability to utilize our NOLs to offset our future income has been limited significantly as a result of our restructuring. The effect of such reductions of, and limitations on our ability to utilize, our cumulative NOL carryovers and such reduction of our depreciation deductions will be either to reduce our future NOLs or to increase our REIT taxable income that must be distributed to our stockholders.

REITs generally pay little federal income tax because of the distribution requirements and the deduction for dividends paid to which REITs are generally entitled. A REIT's NOLs are not deductible by its stockholders, and, in general, do not affect the tax treatment to stockholders of distributions received from the REIT. If a REIT uses its NOLs to offset its taxable income and thus reduce its distribution requirements, it may nonetheless be subject to the alternative minimum tax because a portion of the deduction for NOLs is denied for that purpose.

If we undergo an ‘‘ownership change’’ within the meaning of the Internal Revenue Code and the Treasury regulations, our ability to subsequently use our existing NOLs, and any other NOLs generated prior to the time of that ownership change, may be limited. In that case, the amount of the NOLs that we may use would generally be limited to the lower of our current NOL limitation, as discussed above, or the product of the value of our stock at the time of the ownership change multiplied by the long-term tax-exempt rate, which is a measure of interest rates on long-term tax-exempt bonds. To the extent our ability to use NOLs decreases, our REIT taxable income may increase. That increase may reduce the portion of our distributions that can be classified as a tax-free return of capital and, consequently, may increase the extent to which our distributions become taxable to our stockholders. See ‘‘—Taxation of Taxable Domestic Stockholders—Distributions’’ below. In general, an ownership change occurs if one or more large stockholders, known as ‘‘5% stockholders,’’ including groups of stockholders that may be aggregated and treated as a single 5% stockholder, increase their aggregate percentage interest in us by more than 50 percentage points over their lowest ownership percentage during the preceding three-year period. Accordingly, no assurance can be given that an ownership change will not occur. Investors are therefore cautioned that our NOLs may not be available to us in their entirety and without limitation.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% excise tax. The term ‘‘prohibited transaction’’ generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held ‘‘primarily for sale to customers in the ordinary course of a trade or business’’ depends, however, on the particular facts and circumstances. No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Foreign Investments

We and our subsidiaries currently hold and may acquire additional investments, and accordingly pay taxes, in foreign countries. Taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments may also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains recognized by us directly or through pass-through subsidiaries, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging Transactions

We and our subsidiaries from time to time enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. For taxable years beginning prior to 2005, to the extent that we or a pass-through subsidiary enters into such a contract to reduce interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income from the instrument, or gain from the disposition of it, would be qualifying income for purposes of the REIT 95% gross income test, but not for the 75% gross income test. To the extent that we hedge with other types of financial instruments or in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 95% or 75% income tests unless certain technical requirements are met.

For taxable years beginning in 2005, the 2004 Act exempts from the 95% REIT income test, income of a REIT, including income from a pass-through subsidiary, arising from ‘‘clearly identified’’ hedging transactions that are entered into to manage the risk of interest rate or price changes or currency fluctuations with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets. In general, for a hedging transaction to be ‘‘clearly identified,’’ (a) it must be identified as a hedging transaction before the end of the day on which it is acquired or entered into, and (b) the items or risks being hedged must be identified ‘‘substantially contemporaneously’’ with entering into the hedging transaction (generally, not more than 35 days after entering into the hedging transaction).

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Tax Aspects of Investments in an Operating Partnership

General

We currently hold our real estate assets through pass-through subsidiaries. In the future, we may consolidate our pass-through subsidiaries underneath a single ‘‘operating partnership.’’ In general, a partnership is a ‘‘pass-through’’ entity that is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Thus, we would include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we would include our proportionate share of the assets held by the operating partnership. Consequently, to the extent that we hold an equity interest in an operating partnership, the partnership's assets and operations may affect our ability to qualify as a REIT.

Entity Classification

Our investment in an operating partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat an operating partnership as an association, as opposed to a partnership, for federal income tax purposes, the operating partnership would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in ‘‘Taxation of Global Signal — Asset Tests’’ and ‘‘—Income Tests,’’ and in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See ‘‘Taxation of Global Signal — Failure to Qualify,’’ above, for a discussion of the effect of our failure to meet these tests for a taxable year, and of the relief provisions. In addition, any change in the status of an operating partnership for tax purposes could be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to an operating partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a ‘‘book-tax difference’’). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. These rules may apply to a contribution of property by us to an operating partnership. To the extent that the operating partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may apply to the contribution by us to the operating partnership of the cash proceeds received in offerings of our stock. As a result, partners, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Sale of Properties

Our share of any gain realized by the Operating Partnership or any other subsidiary partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% excise tax. See ‘‘—Taxation of REITs in General’’ and ‘‘—Prohibited Transactions.’’ Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all of the facts and circumstances of the particular transaction. The Operating Partnership and our other subsidiary partnerships generally intend to hold their interests in properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating, financing and leasing the properties, and to make occasional sales of the properties, including peripheral land, as are consistent with our investment objectives.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. Provided that we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2008) for qualified dividends received by individuals from taxable C corporations pursuant to the 2003 Act. Stockholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (2) dividends received by the REIT from TRSs or other taxable C corporations, or (3) income in the prior taxable year from the sales of ‘‘built-in gain’’ property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions from us that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock, none of which is currently issued and outstanding, and then to common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Global Signal and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Global Signal Stock. In general, a domestic stockholder will realize gain or loss upon the sale, redemption, or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the stockholder's adjusted tax basis in the stock at the time of the disposition. In general, a stockholder's tax basis will equal the stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the stockholder (discussed above), less tax deemed paid on it, and reduced by returns of capital. In general, capital gains recognized by individuals upon the sale or disposition of shares of our stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% (through 2008) if our stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving ‘‘reportable transactions’’ could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards ‘‘tax shelters,’’ they are written quite broadly and apply to transactions that would not typically be considered tax shelters. In addition, the 2004 Act imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any ‘‘passive losses’’ against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders of our stock. A ‘‘non-U.S. holder’’ is any person other than:

(a)	a citizen or resident of the United States;

(b)	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

(c)	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

(d)	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an income tax treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder's investment in our stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a ‘‘USRPI’’), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder's basis in its Global Signal stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (‘‘FIRPTA’’) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (for example, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (‘‘USRPI capital gains’’), will, except as discussed below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax.

Pursuant to the 2004 Act, a capital gain dividend by us that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from us (see ‘‘—Taxation of Foreign Stockholders—Ordinary Dividends’’), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividend is received. This provision of the 2004 Act is effective for tax years beginning after December 31, 2004.

Dispositions of Global Signal Stock. Unless our stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, our stock nonetheless will not constitute a USRPI if we are a ‘‘domestically controlled REIT.’’ A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe that we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our stock by a non-U.S. holder should not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we will be a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is ‘‘regularly traded,’’ as defined by applicable Treasury Department regulations, on an established securities market, and (2) the selling non-U.S. holder held 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder's investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a ‘‘tax home’’ in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Estate Tax. Global Signal stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (‘‘UBTI’’). Provided that (1) a tax-exempt stockholder has not held our stock as ‘‘debt financed property’’ within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our stock should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a ‘‘pension-held REIT.’’ We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or our becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The American Jobs Creation Act of 2004 contains a number of provisions that affect the tax treatment of REITs and their stockholders. As discussed above, the 2004 Act includes provisions that generally ease compliance with certain REIT asset requirements, with the REIT 95% gross income requirement (in connection with income from hedging activities), and which grant relief in cases involving violations of the REIT asset and other requirements, provided that specified conditions are met. See ‘‘Taxation of Global Signal—Requirements for Qualification—General,’’ ‘‘—Asset Tests’’ and’’ —Income Tests.’’ The 2004 Act also alters the tax treatment of capital gain dividends received by foreign stockholders in some cases. See ‘‘Taxation of Stockholders—Taxation of Foreign Stockholders—Capital Gain Dividends.’’ These changes are generally effective beginning in 2005, except that the provisions relating to the 10% asset (value) requirement have retroactive effect to 2001.

The 2003 Act reduced the maximum tax rates at which individuals are taxed on capital gains from 20% to 15% (from May 6, 2003 through 2008) and on dividends payable by taxable subchapter C corporations from 38.6% to 15% (from January 1, 2003 through 2008). While gains from the sale of the stock of REITs are eligible for the reduced tax rates, dividends payable by REITs are not eligible for the reduced tax rates except in limited circumstances. See ‘‘Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.’’ As a result, dividends received from REITs generally will continue to be taxed at ordinary income rates (now at a maximum rate of 35% through 2010). The more favorable tax rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our stock.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the proposals described above (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our securities.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our stockholders may not conform to the federal income tax treatment discussed above. We will pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in stock or other securities of ours.

LEGAL MATTERS

Certain tax matters and the validity of the securities offered hereby are being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain partners of Skadden, Arps, Slate, Meagher & Flom LLP and their respective family members hold an aggregate of less than 1.0% of our outstanding shares of common stock.

EXPERTS

The consolidated financial statements and schedules of Global Signal Inc. at December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003, the two months ended December 31, 2002 and the ten months ended October 31, 2002, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004, the statement of revenue and certain expenses of Lattice Acquisition for the year ended December 31, 2003, incorporated in this prospectus by reference to our Current Report on Form 8-K/A filed on June 6, 2005, the statement of revenue and certain expenses for the Community Wireless Structures Acquisition for the year ended December 31, 2004, incorporated in this prospectus by reference to our current report on Form 8-K, filed on November 17, 2005, the statement of revenue and certain expenses for the Horvath Acquisition for the year ended December 31, 2004, incorporated in this prospectus by reference to our current report on Form 8-K, filed on November 17, 2005, and the statement of revenue and certain expenses for the Charles A. Hayes Acquisition for the year ended December 31, 2004, incorporated in this prospectus by reference to our current report on Form 8-K, filed on November 17, 2005, have been so incorporated in reliance on the reports of Ernst & Young LLP, independent registered certified public accountants, given on the authority of such firm as experts in accounting and auditing.

The Statement of Revenue and Certain Expenses of Sprint Sites USA for the year ended December 31, 2004, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The Statement of Revenue and Certain Expenses of ForeSite 2005 Acquisition for the year ended December 31, 2004, incorporated in this prospectus by reference to our Current Report on Form 8-K dated June 6, 2005, has been incorporated in reliance on the report of Dixon Hughes PLLC, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The audited statement of revenue and direct operating expenses of SunCom Acquisition for the year ended December 31, 2004, incorporated in this prospectus by reference to our Current Report on

Form 8-K dated June 6, 2005, has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the Registrant. The following expenses, with the exception of the Securities and Exchange Commission Registration Fee, are estimates.

Securities and Exchange Commission Registration Fee	$24,239.44
Printing and Engraving Fees and Expenses	$10,000.00*
Accounting Fees and Expenses	$100,000.00*
Legal Fees	$200,000.00*
Miscellaneous	$5,000.00*
Total	$339,239.44*

*	Estimated

Item 15.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (1) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (2) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation states that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as director, except for breaches of the duty of loyalty, and for acts or omissions in bad faith or involving intentional misconduct or knowing violation of law. Directors are also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the Delaware Corporation Law. To the maximum extent permitted under Section 145 of the Delaware Corporation Law, our amended and restated certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our amended and restated bylaws indemnify, to the fullest extent permitted by the Delaware Corporation Law, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was our director or officer. However, such indemnification is permitted only if such person acted in good faith, lawfully and not against our best interests. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) by a committee of the disinterested directors, (3) by independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) by the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if later determined that he or she is not entitled to indemnification.

We have entered into indemnification agreements (the ‘‘Indemnification Agreements’’) with certain of our directors and officers (individually, the ‘‘Indemnitee’’). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated by-laws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the advancement or payment of all expenses to the Indemnitee and for reimbursement to us if it is found that such Indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated by-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors' and officers' liability insurance for our officers and directors.

The partnership agreement of Global Signal OP provides that neither we, as special limited partner, nor Global Signal GP LLC, as managing general partner, nor any of our directors and officers or the directors and officers of Global Signal GP are liable to the partnership or to any of its partners as a result of errors in judgment or mistakes of fact or law or of any act or omission, if we, Global Signal GP, our director or our officer or a director or officer of Global Signal GP act in good faith.

In addition, the partnership agreement requires our operating partnership to indemnify and hold us, as special limited partner, and our directors, officers and any other person we designate, and Global Signal GP LLC, as managing general partner, and its directors, officers and any other person it designates from and against any and all claims arising from operations of the operating partnership in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	indemnitee acted with willful misconduct or a knowing violation of the law, or

•	the indemnitee actually received an improper personal benefit in violation or breach of any provision of the Partnership Agreement.

The partnership agreement provides that no indemnitee may subject any partner of our operating partnership to personal liability with respect to the indemnification obligation.

Item 16.    List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits beginning on page II-7 and are incorporated herein by reference.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i), 1(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida on December 19, 2005.

GLOBAL SIGNAL INC.
By: /s/ William T. Freeman Name: William T. Freeman Title: Executive Vice President, Chief Financial Officer, and Assistant Secretary

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below authorizes, constitutes and appoints Wesley R. Edens, William T. Freeman and Jeffrey A. Klopf, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and any related registration statement and its amendments and post-effective amendments filed pursuant to Rule 462(b) under the Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Wesley R. Edens	Chief Executive Officer, President, and Chairman of the Board	December 19, 2005

Wesley R. Edens

/s/ William T. Freeman	Executive Vice President, Chief Financial Officer, and Assistant Secretary	December 19, 2005

William T. Freeman

/s/ Jeffrey H. Foster	Senior Vice President and Chief Accounting Officer	December 19, 2005

Jeffrey H. Foster

/s/ David Abrams	Director	December 19, 2005

David Abrams

/s/ Robert Niehaus	Director	December 19, 2005

Robert Niehaus

/s/ Robert Gidel	Director	December 19, 2005

Robert Gidel

/s/ Howard Rubin	Director	December 19, 2005

Howard Rubin

/s/ Mark Whiting	Director	December 19, 2005

Mark Whiting

/s/ Douglas Jacobs	Director	December 19, 2005

Douglas Jacobs

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Order Confirming Second Amended Joint Plan of Reorganization of Pinnacle Towers III Inc., Pinnacle Holdings Inc., Pinnacle Towers Inc. and Pinnacle San Antonio LLC, dated October 9, 2002 (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-11 (No. 333-112839) filed on February 13, 2004)
2.2.1	First Amended Joint Plan of Reorganization of Pinnacle Holdings Inc., Pinnacle Towers Inc., Pinnacle Towers III Inc. and Pinnacle San Antonio LLC, dated June 27, 2002 (incorporated by reference to Exhibit 2.2 to the Company's Registration Statement on Form S-11 (No. 333-112839) filed on February 13, 2004) (incorporated by reference to Exhibit 2.2 to the Company's Form 8-K (No. 001-32168) filed on July 1, 2004)
2.2.2	Amendment to Debtors' First Amended Disclosure Statement and First Amended Joint Plan of Reorganization, dated September 18, 2002 (incorporated by reference to Exhibit 2.3 to the Company's Registration Statement on Form S-11 (No. 333-112839) filed on February 13, 2004)
2.3	Asset Purchase Agreement by and between Lattice Communications, LLC and Pinnacle Towers Acquisition LLC, dated as of July 29, 2004 (incorporated by reference to Exhibit 2.2 of the Company's Form 10-Q (No. 001-32168) filed on August 13, 2004)+
2.4	Membership Interest Purchase Agreement by and among Pinnacle Towers Acquisition LLC, as Purchaser, and Billy Orgel, Lee Holland, Craig Weiss, Jay H. Lindy and Majestic Communications, Inc., as Sellers, dated as of April 22, 2004 (incorporated by reference to Exhibit 2.4 to the Company's Registration Statement on Form S-11(Amendment No. 2) (No. 333-112839) filed on April 29, 2004)+
2.4.1	First Amendment to Membership Interest Purchase Agreement by and among Pinnacle Towers Acquisition LLC, as Purchaser, and Billy Orgel, Lee Holland, Craig Weiss, Jay H. Lindy and Majestic Communications, Inc., as Sellers, dated as of June 30, 2004 (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K (No. 001-32168) filed on July 1, 2004)
2.5	Purchase and Sale Agreement by and among VSS-Goldenstate, LLC, Goldenstate Towers, LLC, and Pinnacle Towers Acquisition LLC and, for the limited purposes set forth therein, VS&A Communications Partners III, L.P., dated September 29, 2004 (incorporated by reference to Exhibit 2.1 to the Company's Form 10-Q (No. 001-32168) filed on November 9, 2004)+
4.1	Form of Certificate for common stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11 (Amendment No. 3) (No. 333-112839) filed on May 19, 2004)
4.2	Amended and Restated Investor Agreement dated as of March 31, 2004 among Global Signal Inc., Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P., and its related partnerships named therein, and Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-11 (Amendment No. 1) (No. 333-112839) filed on April 2, 2004)
4.3	Warrant Agreement between Pinnacle Holdings Inc. and Wachovia Bank, N.A., dated November 1, 2002 (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-11 (No. 333-112839) filed on February 13, 2004)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality

Exhibit No.	Exhibit
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters
23.1	Consent of Ernst & Young LLP — Tampa, Florida
23.2	Consent of Ernst & Young LLP — Cincinnati, Ohio
23.3	Consent of KPMG LLP
23.4	Consent of Dixon Hughes PLLC
23.5	Consent of PricewaterhouseCoopers LLP
23.6	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 and Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages hereto)

+	Certain information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.